UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 12, 2005
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-022962	22-3178468
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
14200 Shady Grove Road, Rockville, Maryland 20850-7464
(Address of principal executive offices) (ZIP Code)
Registrant’s telephone number, including area code: (301) 309-8504

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.
     On December 12, 2005, Human Genome Sciences, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with TriGenesys, Inc. (“TriGenesys”) pursuant to which the Company will sell to TriGenesys all of the assets of the Company’s CoGenesys division. The consideration for the CoGenesys assets will be: (i) an upfront fee payable by TriGenesys of between $10 million and $20 million depending upon the amount of the first round of financing obtained by TriGenesys; (ii) the execution by the parties of a license agreement (as further described below); and (iii) the assumption by TriGenesys of certain liabilities of the CoGenesys division, including the salary and benefits obligations of CoGenesys’ approximately 60 employees and the lease of the Company’s facility at 9410 Key West Avenue, Rockville, Maryland. The upfront fee is to be paid by TriGenesys either in cash or TriGenesys’ equity at the option of the Company. Closing is contingent upon TriGenesys obtaining a specified amount of financing by May 31, 2006.
     CoGenesys was created as a division of the Company in the first quarter of 2005 to focus on the early development of selected gene-based product opportunities and the monetization of certain intellectual property and technology assets of the Company.
     Under the Agreement, the Company will provide TriGenesys with a start-up loan of $10 million to be repaid either in cash or TriGenesys’ equity at the option of the Company, following completion of TriGenesys’ financing. The Company will also provide TriGenesys with certain ongoing transition services after the closing of the transactions contemplated by the Agreement.
     Pursuant to a separate license agreement to be entered into by and between the parties upon the closing of the transactions contemplated by the Agreement, the Company will grant TriGenesys exclusive rights to develop and commercialize biological products based on certain human genes discovered by the Company, and will grant TriGenesys a license to use its proprietary albumin-fusion technology to develop and commercialize certain albumin-fusion proteins for therapeutic use. In addition to the upfront fee to be paid by TriGenesys, the Company is also entitled to a portion of the revenue TriGenesys receives from out-licensing or sales of certain biological products successfully developed and commercialized. The Company will retain the right of first refusal prior to out-licensing by TriGenesys of several specific products that may be developed under the license agreement. In addition, the Company has the option to have TriGenesys continue to perform pre-IND development work for up to two of the Company’s products per year, with reimbursement for expenses on a cost-plus basis and with TriGenesys being entitled to milestone payments as any resulting products advance through development.
     Craig A. Rosen, Ph.D., will join TriGenesys as Executive Chairman and Chief Scientific Officer, and effective December 12, 2005, has resigned his position as President, Chief Scientific Officer and a director of the Company, but will continue to serve the Company as a consultant. Steven C. Mayer will join TriGenesys as Chief Executive Officer, and effective December 12, 2005, has resigned his position as Chief Financial Officer of the Company, but will continue to be an employee of the Company through December 31, 2005 and will thereafter serve the Company as a consultant. Dr. Rosen and Mr. Mayer founded TriGenesys and are current shareholders and will work to secure TriGenesys’ financing.
     H. Thomas Watkins, who joined the Company in November 2004 as Chief Executive Officer, assumed the additional title of President effective December 12, 2005. Mr. Watkins will continue to serve the Company pursuant to his existing employment agreement. Barry A. Labinger, Executive Vice President and Chief Commercial Officer of the Company, has been appointed to the additional posts of Chief Financial Officer and Treasurer of the Company effective December 12, 2005, pending completion by the Company of its ongoing search for a permanent Chief Financial Officer. In addition, Alan V. Esenstad, the Company’s Controller, has been designated the Company’s principal accounting officer effective December 12, 2005.
     On December 13, 2005, the Company entered into a First Amendment to the Employment Agreement with Dr. Rosen that, among other things, delays the payout schedule of certain pre-existing salary continuation benefits owed to Dr. Rosen after the termination of his employment with the Company. In addition, on December 7, 2005, the Compensation Committee of the Board of Directors determined that Dr. Rosen’s 2005 performance bonus will be $300,000, which will be paid consistent with the terms of Dr. Rosen’s existing employment agreement. On December 13, 2005, the Company entered into a letter agreement with Mr. Mayer that, among other things, provides for him to receive consulting fees through June 30, 2006 equal to his base salary at the time his employment with the Company terminates and provides that he will receive a 2005 performance bonus of $137,523, which will be paid on or before December 31, 2005. Mr. Mayer will also be credited, as of December 31, 2005, with six months additional vesting under all of his outstanding and unexercised Company stock options. Mr. Mayer’s right to exercise all of his outstanding Company stock options has been extended to December 31, 2006.
Section 5 — Corporate Governance and Management
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Item 1.01 is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
     99.1 Press Release dated December 13, 2005.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMAN GENOME SCIENCES, INC.
/s/ James H. Davis, Ph.D.
Name:	James H. Davis, Ph.D.
Title:	Executive Vice President, General Counsel and Secretary

Date: December 13, 2005

INDEX TO EXHIBITS

Exhibit No.	Description
Exhibit 99.1	Press Release dated December 13, 2005.